EXHIBIT 23.3

STEVEN KOEHLER

March 30, 2016

TO:   Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Gold Standard Ventures Corp. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and to the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2015, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Steven Koehler, hereby consent to the references to my name and certain scientific and technical disclosure regarding the updated NI 43-101 Railroad-Pinion technical report, dated March 30, 2016, in the AIF.

Yours truly,

/s/ Steven Koehler
Steven Koehler